EXHIBIT 99.4e


        FLEXIBLE PREMIUM INDIVIDUAL DEFERRED RETIREMENT ANNUITY CONTRACT

                                     [LOGO]
                         NORTHERN LIFE INSURANCE COMPANY
                                 A Stock Company
                                   Home Office
                            Seattle, Washington 98101


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                      RIGHT TO EXAMINE AND CANCEL CONTRACT

You may cancel this contract by giving written notice of cancellation to Northern Life Insurance Company, P.O. Box 12530, Seattle, WA 98111-4530, or to the agent from whom you bought the contract and by returning the contract before midnight of the tenth (10th) day after the date you receive the contract. As soon as you return it, we will consider it void from the start and refund the Contract Value as of the next Valuation Date after receiving your request. However, if applicable law so requires, the full amount of any Purchase Payments we receive will be refunded.
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NOTICE

ANNUITY PAYOUTS AND CONTRACT VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND MAY INCREASE OR DECREASE IN VALUE BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

This contract is a legal contract between you and Northern Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

We will make Fixed and/or Variable Annuity Payouts subject to the terms of this contract. You may change the Start Date, the annuity payout option, or both, as shown in the contract.

Owner: See page 2A

Issue Date: See page 2A


/s/ Emily Davis
Secretary


If you die while this contract is in effect, we will pay the Death Benefit when we receive written notice of your death.

Your rights under this contract cannot be forfeited.

We issue this contract in consideration of the attached application and the payment of Purchase Payments according to the terms of this contract.

The provisions on the following pages are a part of this contract, which is issued at Seattle, Washington.

Contract No.: See page 2A

/s/ Michael J. Dubes
President


APPROVED ______________________


           FLEXIBLE PREMIUM INDIVIDUAL DEFERRED RETIREMENT ANNUITY CONTRACT
                                NONPARTICIPATING

                       VARIABLE AND/OR FIXED ACCUMULATION
                  VARIABLE AND/OR FIXED DOLLAR ANNUITY PAYOUTS

                               TABLE OF CONTENTS



                                                                            Page
  Definitions.................................................................3
  The Contract................................................................5
  Purchase Payments...........................................................5
  Reallocations of Contract Value.............................................6
  Fixed Account...............................................................7
  Variable Account............................................................8
  Withdrawals................................................................11
  Annuity Benefits...........................................................13
  General Provisions.........................................................17
  Payments at Death..........................................................19
  Restrictions on Distributions..............................................20
  Amendment and Disclaimer...................................................22
  Termination................................................................22
  ADDITIONAL BENEFITS, IF ANY, ARE LISTED ON THE CONTRACT DATA PAGE(S).

                               CONTRACT DATA PAGE
                      FLEXIBLE PREMIUM INDIVIDUAL DEFERRED
                           RETIREMENT ANNUITY CONTRACT



PURCHASE PAYMENTS:
         Minimum Purchase Payment           $50

         Purchase Payments are allocated to the Fixed Account and Separate Account One (the "Variable Account") as shown below unless changed as provided in this contract:

VARIABLE ACCOUNT
         MUTUAL FUNDS                                   INITIAL ALLOCATION
         Northstar/NWNL Trust
         Northstar Income and Growth Fund                         0%
         Northstar Multi-Sector Bond Fund                         0%
         Northstar Growth Fund                                    0%

         Fidelity: Variable Insurance Product Fund
         Money Market Portfolio                                   0%
         Equity Income Portfolio                                  0%
         Growth Portfolio                                         0%
         Overseas Portfolio                                       0%

         Fidelity: Variable Insurance Product Fund II
         Asset Manager Portfolio                                  0%
         Asset Manager:  Growth Portfolio                         0%
         Index 500 Portfolio                                      0%
         Contrafund Portfolio                                     0%

FIXED ACCOUNT
         Fixed Account A                                        100%
         Fixed Account B                                          0%

         Total Allocation                                       100%

SPECIFIED CONTRACT ANNIVERSARY: Consecutive six year anniversary dates measured from the Issue Date.

                        OWNER:   John Doe
                   ISSUE DATE:   December 1, 1995
                 CONTRACT NO.:   VA00123456

                               CONTRACT DATE PAGE
                      FLEXIBLE PREMIUM INDIVIDUAL DEFERRED
                           RETIREMENT ANNUITY CONTRACT




                           TABLE OF WITHDRAWAL CHARGES

                   Contract Year of           Withdrawal Charge
                     Withdrawal                  Percentage
                         1                          8%
                         2                          8%
                         3                          8%
                         4                          7%
                         5                          6%
                         6                          5%
                         7                          4%
                         8                          3%
                         9                          2%
                        10                          1%
                        11+                         0%

OTHER CHARGES:
         Mortality Risk Charge:     .85% of the daily net asset value
         Expense Risk Charge:       .40% of the daily net asset value
         Administrative Charge:     .15% of the daily net asset value
         Annual Contract Charge:    $30

Section 1 DEFINITIONS
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ACCUMULATION UNIT
A unit of measure, used to determine the Variable Account Contract Value.

ANNUITANT
The person whose life determines the annuity payouts payable under the contract at the Start Date. The Owner is always the Annuitant unless an Owner's surviving spouse or former spouse is the Annuitant.

ANNUITY PAYOUT DATE
Unless we agree otherwise, the first business day of any calendar month in which a Fixed or Variable Annuity Payout is made under the contract.

ANNUITY UNIT
A unit of measure used to determine the amount of a Variable Annuity Payout after the first annuity payout.

BENEFICIARY
The person(s) named by you to receive any payments after your death.

CODE
The Internal Revenue Code of 1986 ("IRC"), as amended.

CONTINGENT BENEFICIARY
The person(s) you name to become the Beneficiary if the Beneficiary dies.

CONTRACT ANNIVERSARY
The same day and month as the Issue Date each year that this contract remains in force.

CONTRACT VALUE
The sum of the Fixed Account Contract Value as defined in Section 5C plus the Variable Account Contract Value as defined in Section 6D on a Valuation Date.

CONTRACT YEAR
Each twelve (12) month period starting with the Issue Date and each Contract Anniversary after that.

FIXED ACCOUNT
One or more accounts under this contract that guarantee both principal and interest. Fixed Account Values are held in our General Account. We have complete ownership and control of the assets in the General Account.

FIXED ANNUITY PAYOUT
A series of periodic payments to the Payee which do not vary in amount, are guaranteed as to principal and interest, and are paid from the General Account.

FUND
Any open-end management investment company (or portfolio thereof) or any unit investment trust (or series thereof) listed on the Contract Data Page(s) on the Issue Date or thereafter made available.

GENERAL ACCOUNT
Our assets other than those allocated to the Variable Account or any other separate account.

OWNER (YOU, YOUR)
The person named on the Contract Data Page(s) to hold this contract and to exercise all rights and privileges under it.

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PAYEE
The person to receive payments under a Fixed or Variable Annuity Payout. Only the Annuitant or a Beneficiary may be the Payee.

PURCHASE PAYMENTS
These include periodic, single lump sum, rollover, and transfer payments paid to us on your behalf, less applicable premium taxes, if any, as required by law.

REQUIRED DISTRIBUTION DATE
April 1 of the year following the year in which you reach age 70 1/2, or later if permitted by law or regulation.

START DATE
The date on which the entire Contract Value is used to purchase a Fixed and/or Variable Annuity Payout. As required by law, the Start Date will not be earlier than the date on which you reach age 59 1/2, unless you meet a permitted exception.

SUB-ACCOUNT
A subdivision of the Variable Account. Each Sub-Account's assets are invested exclusively in one of the Funds. The Sub-Accounts available on the Issue Date and the percentage of Purchase Payments you have allocated to each Sub-Account on the Issue Date are shown on the Contract Data Page(s), other Sub-Accounts may be available after the Issue Date.

VALUATION DATE
The time at which regular trading on the New York Stock Exchange closes on each day on which the New York Stock Exchange is open for business except federal and other holidays and days on which we open for business.

VALUATION PERIOD
The period of time between a Valuation Date and the next Valuation Date.

VARIABLE ACCOUNT
A separate investment account of ours identified on page 2A, which has been established under the State of Washington insurance laws and is divided into Sub-Accounts.

VARIABLE ANNUITY PAYOUT
A series of periodic payments to the Payee which will vary in amount based on the investment performance of the Variable Account Sub-Accounts under this contract.

WE, US, OUR
Northern Life Insurance Company at its Home Office in Seattle, Washington.

WRITTEN, IN WRITING
A written request or notice signed, dated, and received at an address designated by us in a form we accept. You may ask us for the forms.

Section 2 THE CONTRACT
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A. THE CONTRACT

The entire contract is the contract (Form No. 13005 1-95), the Contract Data Page(s); any application(s); and attached endorsements. Unless fraudulent, all statements made by or on behalf of anyone covered by this contract are representations and not warranties. Only statements found in the attached application(s) may be used to cancel this contract or as our defense if we refuse to pay a claim.

B. MODIFICATION OF CONTRACT

Only our President or Secretary may change this contract on our behalf. No agent or any other person may change this contract. Any change must be in writing.


Section 3 PURCHASE PAYMENTS
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A. GENERAL

Purchase Payments must be in cash or a cash equivalent and are payable at our Home Office.

Subject to Section 3D, you may make Purchase Payments at any time before the Start Date while the contract is in force. You may vary the amount and frequency of Purchase Payments, but they must be at least $50 unless we waive this minimum on a nondiscriminatory basis. We may choose not to accept an additional Purchase Payment if the additional Purchase Payment plus the Contract Value at the next Valuation Date exceeds $1,000,000.

B. TRANSFERS AND ROLLOVERS

After the first five (5) Contract Years, we have the right to refuse Purchase Payments that are transfers or rollovers from:

1. Rollover contributions described in Sections 402(c), 403(a)(4), 403(b)(8), and 408(d)(3) of the Code; or

2. Amounts transferred from another individual retirement account or annuity ("IRA").

We reserve the right to waive these rules on a nondiscriminatory basis.

C. FAILURE TO MAKE PURCHASE PAYMENTS

If you fail to make Purchase Payments, the contract will stay in force unless terminated in accordance with Section 14. Until termination, the Fixed Account Contract Value will continue to earn interest in accordance with Section 5B.

D. PURCHASE PAYMENT LIMITS

Except in the case of transfer or rollover contributions described in Section 3B or a contribution made in accordance with the terms of a Simplified Employee Pension ("SEP") as described in Section 408(k) of the Code, Purchase Payments made to this contract may not exceed $2,000 for any taxable year.

We will accept SEP Purchase Payments from any employer even if you are age seventy-and-one-half (70 1/2) or older, and we will accept Purchase Payments made for a nonworking spouse who is under age 70 1/2 at the end of a tax year, even if the working spouse is age 70 1/2 or older. No other Purchase Payments may be made on your behalf for the tax year in which you reach age 70 1/2 and thereafter.

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E. ALLOCATION OF PURCHASE PAYMENTS

You specified the initial allocation of Purchase Payments on your application for this contract. This allocation is shown on the Contract Data Page(s). The allocation of future Purchase Payments will remain the same unless you change it. You may change the percentage allocation between or among available Sub-Accounts and the Fixed Account at any time by written notice. Changes in the allocation will not be effective until the date we receive your notice and will only affect Purchase Payments we receive after that date. The allocation may be one hundred percent (100%) to any account or may be divided between the accounts in whole percentage points totaling one hundred percent (100%).

Reallocations of the Contract Value are governed by Section 4.


Section 4 REALLOCATIONS OF CONTRACT VALUE
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A. GENERAL

You may reallocate Contract Value between or among Sub-Accounts, from one or more Sub-Accounts to the Fixed Account, and from the Fixed Account to one or more Sub-Accounts, subject to certain limitations. Subject to the restrictions in Section 4B, we make a reallocation on the next Valuation Date after we receive your written instructions requesting the reallocation or as of a Valuation Date you request which occurs thereafter. Reallocations are subject to the availability of Sub-accounts. On a non-discriminatory basis, we a charge of up to $25 for each reallocation on Contract Value, to limit the number of reallocations you can make, to establish minimum and maximum amounts for reallocations, and to relocate entire Contract Value remaining in a Sub-Account or either Account in the event that a reallocation request would bring such remaining Contract Value below a specified amount. Allocation of Purchase Payments is governed by Section 3.

B. REALLOCATIONS FROM FIXED ACCOUNT

Before the Start Date, Fixed Account A Contract Value may be reallocated at any time to Fixed Account B or to the Variable Account.

Before the Start Date, you may request in writing the reallocation of part of Fixed Account B Contract Value to the Variable Account or to Fixed Account A under the following conditions:

1. You may only reallocate Contract Value during the reallocation period which begins thirty (30) days before and ends thirty (30) days after each Contract Anniversary. Only one reallocation is allowed during each reallocation period;

2. We must receive the request to reallocate no more than thirty (30) days before the start of the reallocation period and not later than ten (10) days before the end of the reallocation period;

3. You may not reallocate more than the greater of $1,000 or twenty five percent (25%) of Fixed Account B Contract Value unless Fixed Account B Contract Value would be less than $1,000 after the reallocation, in which case the full Fixed Account B Contract Value must be reallocated; and

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4. You must reallocate at least $250 or the total Fixed Account B Contract Value, if less.

We reserve the right to permit reallocations in excess of these limits on a discriminatory basis.

C. ALL OTHER REALLOCATIONS

Before the Start Date, you may request in writing the reallocation of all or part of a Sub-Account's Accumulation Units to other SubAccounts or to Fixed Account A or Fixed Account B. To accomplish the reallocation, appropriate Accumulation Units will be redeemed and their value will be reinvested in other Sub-Accounts, or reallocated to Fixed Account A or Fixed Account B as directed in your request.

Subject to the restrictions in the following paragraph, after a Variable Annuity Payout has begun, you may request in writing the reallocation of the Annuity Units in the same manner and subject to the same requirements as for a reallocation of the Accumulation Units. However, we reserve the right to restrict these reallocations.

No reallocations to or from Fixed Account A or Fixed Account B may be made after the Start Date. In the event that part of the Contract Value is applied purchase annuity payouts, the remaining Contract as described above for periods prior to the Start Date.


Section 5 FIXED ACCOUNT
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A. GENERAL

The Fixed Account consists of Fixed Account A and Fixed Account B. Purchase Payments allocated and Contract Value reallocated to either of these Fixed Accounts will be credited with interest at rates we determine from time to time, but never less than an effective yearly interest rate of three percent (3%).

B. INTEREST CREDITING

We may credit interest in excess of the guaranteed rate of three percent (3%). Any interest rate in effect when an amount is allocated or reallocated to the Fixed Account is guaranteed until the end of the calendar year in which it is received. After the end of that calendar year, we may change the amount of interest credited at our discretion. All amounts in the Fixed Account after the end of the calendar years referenced above, are credited with excess interest at the rates then in effect for the then current calendar year. Such rates are established at the beginning of each calendar year and are guaranteed for the entire calendar year. In setting interest rates, we consider many factors, including, but not limited to: investment yield rates, taxes, contract persistency, and other experience factors.

We will credit interest to the Fixed Account Contract Value beginning on the date we receive our Purchase Payment or reallocation until it is withdrawn or otherwise reallocated. Interest will be credited and Account Contract Value using the daily interest rates.

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There may be more than one interest rate in effect at any time for both A and Fixed Account B. At any time while this contract is in effect, interest rates declared for Fixed Account A will not be more than the interest rates declared for Fixed Account B.

C. FIXED ACCOUNT CONTRACT VALUE

The Fixed Account Contract Value on any Valuation Date is:

1. The sum of your Purchase Payments allocated to Fixed Account A and Fixed Account B;

2.     Plus any reallocations from the Variable Account;

3.     Plus interest credited as specified above;

4. Minus any previous partial withdrawals, amounts applied to purchase partial annuity payouts and Annual Contract Charges applied to the Fixed Account;

5.     Minus any previous reallocations to the Variable Account;

6.     Minus premium tax deducted, if any.


Section 6  VARIABLE ACCOUNT
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A. GENERAL

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We have complete ownership and control of the assets in the Variable, Account, but these assets are held separately from our other assets and are not part of our General Account.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be chargeable with liabilities arising out of any other business that we may conduct. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account will be credited to or charged against the Variable Account, without regard to our other income, gains, or losses.

B. SUB-ACCOUNTS

The Variable Account is divided into Sub-Accounts, some of which are available under the contract. Each Sub-Account that is available under this contract invests in shares of a Fund. Funds initially available are set forth on the Contract Data Page(s). Shares of a Fund will be purchased and redeemed for a Sub-Account at their net asset value. We will reinvest the net asset value of the income, dividends, and gains distributed from shares of a Fund in additional shares of that Fund. The Fund prospectuses define the net asset value and describe the Funds.

The dollar amounts of values and benefits of this contract provided by the Variable Account depend on the investment performance of the selected Sub-Accounts are invested. We do not the investment performance of the Funds. You bear the full investment risk for amounts applied to the selected Sub-Accounts.

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C. ACCUMULATION UNITS

Purchase Payments received under this contract and allocated to, and any amounts reallocated to, the Variable Account will be credited in the form of Accumulation Units. The number of Accumulation Units credited is found by dividing the amount of the Purchase Payment allocated to, or any amount reallocated to, the Sub-Account by the value of an Accumulation Unit for that Sub-Account on the next Valuation Date. The number of Accumulation Units canceled upon withdrawal or reallocation from a Sub-Account is determined by dividing the amount withdrawn or reallocated by the Accumulation Unit Value on the next Valuation Date.

Each Accumulation Unit Value is set at ten dollars ($10) when the Sub-Account first purchases investment shares. Subsequent values on any Valuation Date are equal to the previous Accumulation Unit Value times the Net Investment Factor for that Sub-Account for the Valuation Date.

D. VARIABLE ACCOUNT CONTRACT VALUE

The Variable Account Contract Value is the total of the values of your interest in each Sub-Account, which for each Sub-Account is equal to:

1.     The number of Accumulation Units;

2.     Multiplied by the Accumulation Unit Value.

The Variable Account Contract Value will vary from Valuation Date to Valuation Date.

E. NET INVESTMENT FACTOR

The Net Investment Factor is an index number which reflects charges to this contact and the investment performance during a Valuation Period of the Fund in which a Sub-Account is invested. If the Net Investment Factor is greater than one, the Accumulation Unit Value has increased. If the Net Investment Factor is less than one, the Accumulation Unit Value has decreased. The Net Investment Factor for a Sub-Account is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

(1)    Is the net result of:

       a. The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the current Valuation Period;

       b. Plus the per share amount of any dividend or capital gain distri-butions made on the Fund shares held in the Sub-Account during the current Valuation Period;

       c. Plus a per share credit or minus a per share charge for any taxes reserved which we determine to have resulted from the operations of the Sub-Account and to be applicable to this contract.

(2)    Is the net result of:

       a. The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the last prior Valuation Period;

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       b. Plus a per share credit or minus a per share charge for any reserved for the last prior Valuation Period which we determine to have resulted from the investment operations of the Sub-Account and to be applicable to this contact.

(3) Is a daily factor representing the Mortality Risk Charge, the Expense Risk Charge, and the Administrative Charge, adjusted for the number of days in the period, which are shown on an annual basis on the Contract Data Page(s).

F. MORTALITY RISK CHARGE

The Mortality Risk Charge pays us for assuming the mortality risk under this contract. This charge is included in the calculation of the Net Investment Factor and is shown on the Contract Data Page(s).

G. EXPENSE RISK CHARGE

The Expense Risk Charge pays us for guaranteeing that we will not increase the Annual Contract Charge or the Administrative Charge even though our cost of administering this contract and the accounts may increase. This Expense Risk Charge is included in the calculation of the Net Investment Factor and is shown on the Contract Data Page(s).

H. ADMINISTRATIVE CHARGE AND ANNUAL CONTRACT CHARGE

The Administrative Charge and the Annual Contract Charge shown on the Contract Data Page(s) pay us for the administrative expenses of the contract.

The Administrative Charge in included in the calculation of the Net Investment Factor.

The Annual Contract Charge will be deducted from the Contract Value on each Contract Anniversary before the Start Date. We make the deduction from the Fixed Account and the Variable Account on a basis that reflects each account's proportionate percentage of the unloaned Contract Value. If you request a full withdrawal of this contract on other than the Contract Anniversary, the Annual Contract Charge will be deducted at the time of the withdrawal.

I. RESERVED RIGHTS

We reserve the right, if permitted by applicable law, to:

1.     Create new variable accounts;

2.     Combine variable accounts, including the Variable Account;

3. Remove, add, or combine Sub-Accounts and make the new SubAccounts available to contract Owners at our discretion;

4.     Substitute shares of one Fund for another;

5. Reallocate assets of the Variable Account, which we determine to be associated with the class of contracts to which this contract belongs, to another variable account (if this type of reallocation is made, the term "Variable Account" as used in this contract will then mean the variable account to which the assets were reallocated.

6. Deregister the Variable Account under the Investment Company Act of 1940, if registration is no longer required;

7.     Make any changes required by the Investment Company Act of 1940;

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8. Operate the Variable Account as a management investment company under the Investment Company Act of 1940, or any other form permitted by law; and

9. Restrict or eliminate any voting privileges of contract Owners or other persons who have voting privileges as to the Variable Account.


Section 7  WITHDRAWALS
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A. GENERAL

You may request a full or partial withdrawal by sending us a written request. We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on the date the withdrawal is taken.

The amount withdrawn from the Sub-Accounts will be determined on the next Valuation Date following our receipt of your written request. This amount, minus any charges, will normally be sent within seven (7) days of your written request.

By law, we have the right to defer payment of withdrawals from the Fixed Account for up to six (6) months from the date we receive your request.

B. WITHDRAWAL CHARGE

For any amounts withdrawn that are subject to the Withdrawal Charge, we calculate the Withdrawal Charge this way:

                               Withdrawal Charge =
                            Contract Value Withdrawn
                                        X
                         Withdrawal Charge Percentage(s)


The Withdrawal Charge Percentage(s) is determined from the Table of Withdrawal Charges shown on the Contract Data Page(s).

In computing withdrawals, the Withdrawal Charge, if any, will be deemed a part of the withdrawal, but will not be received by you.

We will not apply the Withdrawal Charge to any portion of the unloaned Contract Value used to purchase an annuity payout.

C. FULL WITHDRAWAL

For a full withdrawal of the Contract Value, we calculate the Withdrawal Value this way:

                        Withdrawal Value = Contract Value
                             minus Withdrawal Charge
                          minus Annual Contract Charge

We will pay the Withdrawal Value to you in a lump sum, less any applicable taxes.

Withdrawal of the entire Contract Value will result in termination of the contract in accordance with Section 13, and we have no further obligation.

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D. PARTIAL WITHDRAWAL

You may withdraw a portion of the unloaned Contract Value. For a partial withdrawal, we calculate the Withdrawal Value this way:

                   Withdrawal Value = Contract Value Withdrawn
                             minus Withdrawal Charge

Some or all of the amount withdrawn may be eligible for a waiver of the Withdrawal Charge as described in Section 7E.

On a nondiscriminatory basis, we reserve the right to impose a charge $25 for each partial withdrawal and to limit the number of partial withdrawals you may make. Unless we agree, on a nondiscriminatory basis, each partial withdrawal must be at least $1,000, including those under Section 7E. Following a partial withdrawal, the remaining Contract Value must be at least $1,000.

Withdrawal Charges, and any applicable taxes will not be included in the amount payable to you.

Unless we agree otherwise, the withdrawal will be made on a pro-rata basis from all unloaned portions of Sub-Accounts, Fixed Account A and Fixed Account B immediately prior to the withdrawal.

E. PARTIAL WAIVER OF WITHDRAWAL CHARGE

During any twelve (12) month period, you may withdraw a portion of the Contract Value without a Withdrawal Charge. Each twelve (12) month period begins with the first withdrawal of that period. For each twelve (12) month period, the amount available without a Withdrawal Charge is ten percent (10%) of the Contract Value.

If your first withdrawal exceeds this amount, the excess is subject to the Withdrawal Charge in Section 7B. If your first withdrawal equals this amount, other withdrawals during the twelve (12) month period are subject to the Withdrawal Charge in Section 7B.

If your first withdrawal is less than this amount, the remaining portion may be applied against no more than three (3) additional withdrawals during the twelve
(12) month period. The maximum amount available for withdrawal remains subject to the limitations in Sections 7C and 7D.

F. FEDERAL TAXES

Some or all of the withdrawal may be income on which you must pay tax. We must report such income according to the tax laws; this may differ from the way we charge withdrawals against the contract for purposes of interest crediting. We may also be required to withhold taxes from amounts otherwise payable. In addition, there may be tax penalties if you make a withdrawal before age 59 1/2.

Section 8 ANNUITY BENEFITS
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A. APPLICATION OF CONTRACT VALUE

Upon receipt of your written request for an annuity payout, we apply all or a portion of the unloaned Contract Value to provide a Fixed Annuity Payout or a Variable Annuity Payout or both. If the amount to be annuitized on the date the annuity payout is scheduled to begin is less than $5,000, instead we may pay the Withdrawal Value in a lump sum. We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on any Annuity Payout Date is required by law.

B. ANNUITY PAYOUT OPTIONS

You may select an annuity payout by sending us a written request. Your request must be received by us at least thirty (30) days before the is scheduled to begin. If you have not selected a required minimum distribution payment method, we will provide an annuity payout option to you at age eighty-five (85), unless you notify us otherwise in writing.

The following options are available for annuity payouts:

ANNUITY PAYOUT OPTION 1. INSTALLMENTS FOR LIFE WITH OR WITHOUT A FIXED PERIOD CERTAIN. We will pay the proceeds in equal installments for as long as the Payee lives. If a Fixed Period Certain is chosen, we guarantee to make payments for at least 120 months. If the Payee dies before the end of the Fixed Period Certain, we will pay the remaining guaranteed payments in accordance with Section 11.

For each $1,000 of Contract Value applied, the Annuity Payout Option 1 Table shows the guaranteed minimum rate for each installment under a Fixed Annuity Payout, or the rate used to determine the first installment under a Variable Annuity Payout using an assumed yield of three percent (3%). The rate depends upon:

1.     Whether the 120-month Fixed Period Certain is chosen; and

2. The Payee's age on his/her birthday nearest the date the first installment is due.

ANNUITY PAYOUT OPTION 2. JOINT AND SURVIVOR ANNUITY PAYOUT. We will pay the proceeds in equal installments for as long as either the Payee or the joint Payee is alive.

For each $1,000 of Contract Value applied, the Annuity Payout Option 2 Table shows the guaranteed minimum rate for each installment at various ages under a Fixed Annuity Payout, or the rate used to determine the first installment under a Variable Annuity Payout using an assumed yield of three percent (3%).

ANNUITY PAYOUT OPTION 3. OTHER FIXED AND VARIABLE ANNUITY PAYOUTS. We will pay the proceeds under any other Fixed and Variable Annuity Payouts that we may offer. Contact us for details.

C. CHANGE OF ANNUITY PAYOUT DATE

Unless we agree otherwise, the first Annuity Payout Date must be at least sixty
(60) days after the Issue Date and is the first business day of the first calendar month in which an annuity payout will be made to you.

You may change the date an annuity payout is scheduled to begin, including the Start Date, by giving us at least thirty (30) days written notice.

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D. FREQUENCY AND AMOUNT OF PAYMENTS

Annuity payouts will be made monthly unless we agree to a different the right to change the frequency of either Fixed or Variable Annuity Payouts so that each payment will be at least $100.

E. FIXED ANNUITY PAYOUTS

The dollar amount of all payments are fixed during the entire period of annuity payments, according to the provisions of the Annuity Payout Option selected.

Guaranteed minimum Annuity Payout Option 1 and 2 rates for Fixed Annuity Payouts an based upon three percent (3%) yearly interest and unisex rates derived from 1983 Table a.

Other Fixed Annuity Payout rates may be available, but rates will never be less than those shown in the Annuity Payout Option 1 and 2 Tables. Contact us for details. In setting Fixed Annuity Payout rates, we consider many factors, including, but not limited to: investment yield rates; taxes; contract persistency; and other experience factors.

F. PAYMENT OF PRESENT VALUE

Following the death of the Payee and any joint Payee under a Fixed Annuity Payout, we may offer the Beneficiary payment of the present value of the unpaid remaining payments if he/she chooses not to continue annuity payouts. If the present value is payable, we calculate it this way:

1. We determine the number of unpaid remaining payments when we receive proof of death.

2.     We discount the remaining payments at the rate specified in the Annuity
       Payout.

G. VARIABLE ANNUITY PAYOUTS

The amount of the first payment for the Variable Annuity Payout in the Annuity Payout Tables on pages 16 and 17 for each $1,000 of Contract Value applied, based upon an assumed yield of three percent (3%).

Payments after the first payment will vary in amount and may either increase or decrease. Payments are determined on the Valuation Date immediately preceding the seventh (7th) day before each Annuity Payout Date. If the payment under the annuity payout selected is based on the Annuity Unit Value of a single Sub-Account, the payment is found by multiplying the Annuity Unit Value for that Sub-Account on the Valuation Date immediately preceding the seventh (7th) day before the Annuity Payout Date by the number of Annuity Units under this contract in the Sub-Account.

If the monthly payment under the annuity payout selected is based upon an Annuity Unit of more than one Sub-Account, the above procedure is repeated for each applicable Sub-Account. The sum of these payments is the total payment under the Variable Annuity Payout.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

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H. CONVERSION OF ACCUMULATION UNITS TO ANNUITY UNITS

After deductions for any applicable premium tax or Withdrawal Charge, we convert the Accumulation Units applicable to this contact into Annuity Units at the Unit Value on the Valuation Date immediately preceding the seventh (7th) day before the Annuity Payout Date. The number of Annuity Units of each Sub-Account remains constant, as long as an annuity payout remains in force and allocation among the Sub-Accounts has not changed. Reallocations among Sub-Accounts is governed by
Section 4C.

For each Sub-Account, the Annuity Unit Value was set at ten dollars ($10) when Accumulation Units were first converted into Annuity Units. Subsequent Annuity Unit Values for any Valuation Period are equal to:

1. The Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated;

2.     Multiplied by the Annuity Unit Value for the preceding Valuation Period;
       and

3. Divided by the daily factor at the assumed yield (designed to offset the assumed yield we agree to use to determine the first payment) adjusted for the number of days in the Valuation Period.

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                          ANNUITY PAYOUT OPTION 1 TABLE

                  Installments for Life With or Without a Fixed
                                 Period Certain

                                 Monthly Income
                        for Each $1,000 of Contract Value

                             FIXED PERIOD IN MONTHS

                         AGE              NONE              120
                         50               3.96              3.94
                         51               4.03              4.00
                         52               4.09              4.07
                         53               4.17              4.14
                         54               4.24              4.21

                         55               4.32              4.28
                         56               4.41              4.36
                         57               4.50              4.45
                         58               4.59              4.54
                         59               4.70              4.63

                         60               4.80              4.73
                         61               4.92              4.84
                         62               5.04              4.95
                         63               5.18              5.06
                         64               5.32              5.19

                         65               5.47              5.32
                         66               5.63              5.45
                         67               5.90              5.59
                         68               5.98              5.74
                         69               6.18              5.90

                         70               6.39              6.07

Instead of monthly installments, yearly, semiannual, or quarterly installments may be selected.

Amounts for ages not shown in this table may be obtained upon request.

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                          ANNUITY PAYOUT OPTION 2 TABLE
                           Joint and Survivor Annuity
                Monthly Income for Each $1,000 of Contract Value

                             JOINT PAYEE'S AGE
PAYEE'S AGE
              45           50          55           60          65          70
    50        3.43         3.55        3.65         3.74        3.81        3.87
    55        3.50         3.65        3.81         3.94        4.06        4.15
    60        3.56         3.74        3.94         4.15        4.33        4.49
    65        3.60         3.81        4.06         4.33        4.61        4.86
    70        3.63         3.87        4.15         4.49        4.86        5.25

Amounts for ages not shown in this table may be obtained upon request.


Section 9 GENERAL PROVISIONS
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A. BENEFICIARY CHANGE

You have the right to name a Beneficiary on the application. You may name a Beneficiary who cannot be changed without his/her consent. This is an irrevocable Beneficiary.

You may add a Beneficiary or change the Beneficiary by written request during your lifetime, if:

1.     The contract is in force; and

2.     We have the written consent of each irrevocable Beneficiary.

If there is more than one Beneficiary, we pay them in equal shares unless you have requested otherwise in writing.

Any addition or change of Beneficiary should be sent to our Home Office in Seattle, Washington. The addition or change will take effect on the date you signed the request. But, it will not affect any payment or action we make before we receive and record that request.

B. BENEFICIARIES' SUCCESSION OF INTEREST

If no Beneficiary is named or if no Beneficiary survives you, we will pay your estate.

If a Beneficiary survives you, but dies before receiving his/her full share, we pay his/her share in the following order, unless you requested otherwise in writing:

1.     To any surviving Beneficiary, in the same class of Beneficiary;

2.     To any contingent Beneficiary;

3.     To the Beneficiary's surviving spouse;

4.     Equally to the Beneficiary's surviving children; or

5.     To the Beneficiary's estate.

C. EVIDENCE OF SURVIVAL

We may require proof that a person is alive on the Required Distribution Date, the Start Date, or at any time thereafter.

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D. INCONTESTABILITY

This contract has a two-year Contestable period running from its Issue Date. After this contract has been in force for two years from its Issue Date, we cannot claim that the contract is void unless the contract has been terminated in accordance with Section 13.

E. INTEREST ON DEATH BENEFIT

Any Death Benefit paid under this contract from the Fixed Account will include interest from the Death Benefit Valuation Date until the Death Benefit is paid at a rate not less than that required by law. Any Death Benefit paid under this contract from the Variable Account will not include interest.

F. MISSTATEMENT OF AGE

If your age is misstated, the Required Distribution Date and/or Start Date will be adjusted to reflect the true age.

If age has been misstated and payments have begun under a Fixed or Variable Annuity Payout, we will change the amounts payable to what the Payee is entitled to at the true age. If the misstatement caused us to make an overpayment, we will deduct that amount from future payments. If the misstatement caused us to make an underpayment, we will pay that amount immediately.

We have the right to require proof of a person's age before we make payment under any Fixed or Variable Annuity Payout.

G. NONPARTICIPATING

The contract does not share in our profits or surplus. No dividends are paid under this contract.

H. NONTRANSFERABLE

This contract may not be transferred, sold, assigned, discounted or pledged either as collateral for a loan or security for the performance of an obligation or for any other purpose, to any person or entity other than us.

I. PAYMENTS AND SETTLEMENTS

All payments and settlements we make are payable from our Home Office. We may require that this contract be returned before payments and settlements are made.

J. PROOF OF DEATH

We accept any of the following as proof of death:

1.     A certified copy of a death certificate;

2. A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.     Any other proof satisfactory to us.

K. PROTECTION OF PROCEEDS

Payments we make under this contract may not be assigned before they are due and, except as permitted by law, are not subject to claims of creditors or legal process.

L. TAX WITHHOLDING

We will withhold taxes from any payment made when required by law or regulation.

M. YEARLY STATEMENT

At least once each Contract Year, we will send you a report showing the Contract Value.

Section 10  PAYMENTS AT DEATH
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A. GENERAL

At the Beneficiary's election, distribution of all or part of the Death Benefit may be deferred to the extent allowed by law or IRS regulation.

B. DEATH BENEFIT

The amount of the Death Benefit before the Start Date is defined as follows:

1. If you die on or before the first day of the month following your 80th birthday, as of the Death Benefit Valuation Date the greatest of:

       (a)    The Contract Value; or

       (b) The sum of the Purchase Payments we received under this contact, less any withdrawals, amounts used to purchase annuity payouts, and the amount of previously deducted Annual Contract Charges; or

       (c) The Contract Value on the Specified Contract Anniversary (immediately preceding your death) shown on the Contract Data Page(s), plus any Purchase Payments since that anniversary, less any withdrawals or amounts used to purchase annuity payouts since that anniversary, less the amount of previously deducted Annual Contract Charges since that anniversary.

2. If you die after the first day of the month following your 80th birthday, the Contract Value on the Death Benefit Valuation Date.

The amount of the Death Benefit, if any, following the Start Date, is governed by the annuity payout in effect on your death.

C. DEATH BENEFIT VALUATION DATE

The Death Benefit Valuation Date is the Valuation Date next following the date we receive:

1.     Proof of death; and

2. The Beneficiary's written request for a single sum payment or a payout permitted by IRC Section 408(b)(3) and of which we approve.

D. PAYMENT OF DEATH BENEFIT

If the Beneficiary elects a single sum payment of the Death Benefit, we will make payment within seven (7) days after the Death Benefit Valuation Date. If an annuity payout is requested, it may be any annuity payout that could have been selected under Section 8 and which is permitted by IRC Sections 401(a)(9), 408(b)(3), and the regulations thereunder.

Section 11  RESTRICTIONS ON DISTRIBUTIONS
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A. GENERAL

This section restricts how distributions may be made under the contact both before and after your death. It refers to IRC Sections 401(a)(9) and 403(b)(3), and the regulations thereunder, including the incidental death benefit provisions of Treasury Regulation Section 4.10(a)(9)-2, all of which are incorporated herein by reference. This section modifies any other provision in the contract to the contrary.

B. REQUIRED DISTRIBUTIONS WHILE LIVING

You must elect payments under Section 7, Section 8, or a combination of both, that commence on or before the Required Distribution Date and are payable in substantially equal amounts, no less frequently than annually. Your entire interest in the contract must be distributed in the following manner:

1.     In one lump sum;

2.     Over your life;

3.     Over your life and the life of your Beneficiary;

4.     Over a period certain not exceeding your life expectancy; or

5.     Over the joint and last survivor expectancy of you and your Beneficiary.

Payments must be nonincreasing or may increase only as provided in Q & A F-3 of Treasury Regulation Section 1.401(a)(9)-1. If your entire interest is to be distributed in other than one lump sum, then the amount to be distributed each year (commencing with the Required Distribution Date and each year thereafter) shall be determined in accordance with IRC Section 408(b)(3) and the regulations thereunder.

C. REQUIRED DISTRIBUTION UPON DEATH

If you die after distribution of your entire interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding your death.

If you die before distribution has commenced, or distribution has commenced for only a portion of your interest, the Death Benefit must be distributed no law than December 31 of the calendar year in which the fifth anniversary of your death occurs. However, proceeds which are payable to a Beneficiary who is a natural person may be distributed in substantially equal installments over his or her lifetime or a period certain not exceeding the life expectancy of the Beneficiary provided such distribution commences not later than December 31 of the calendar year following the calendar year in which your death occurred.

If the sole Beneficiary is your surviving spouse, he or she may elect no later than December 31 of the calendar year in which the fifth anniversary of your death occurs to receive equal or substantially equal payments over his or her life expectancy commencing at any date prior to the date on which you would have attained age 70 1/2. Alternatively, your surviving spouse may continue the contract as Owner.

If you die either before or after distributions have commenced, and your surviving spouse chooses to continue the contract, all contract provisions will apply to him or her as if he or she were the original Owner.

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Payments shall be calculated in accordance with IRC Section 408(b)(3) and the regulations thereunder.

For the purpose of this requirement, any amount paid to your child should be treated as if it had been paid to your surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If you die before the Required Distribution Date, no additional Purchase Payments will be accepted under this Contract after your death unless the sole Beneficiary is your surviving spouse.

D. MINIMUM INCIDENTAL DEATH BENEFIT REQUIREMENT

If your spouse is not the Beneficiary, the method of distribution selected must assure that at least fifty percent (50%) of the present value of the amount available for distribution is paid within your life expectancy and that such method of distribution complies with the requirements of IRC Sections 401(a)(9), 408(b)(3) and the regulations thereunder.

E. LIFE EXPECTANCY

For purposes of this Section, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9 in accordance with IRC Section 408(b)(3) and the regulations thereunder. In the case of distributions under
Section 11B, your life expectancy or, if applicable, the joint and the last survivor expectancy of you and your Beneficiary, will be initially determined on the basis of attained ages in the year you reach age 70 1/2. In the case of distributions under Section 11C, life expectancy shall be initially determined on the basis of the Beneficiary's attained age in the age in the year distributions are required to commence. Unless you (or your spouse) elects otherwise prior to the date distributions are required to commence, your fife expectancy and, if applicable, your spouse's life expectancy shall be recalculated annually based on attained ages in the year for which the required distribution is being determined. The life expectancy of a nonspouse beneficiary shall not be recalculated.

In the case of a distribution other than in the form of life income or joint life income, the annual distribution required to be made by the Required Distribution Date is for the calendar year in which you reach age 70 1/2. Annual payments for subsequent years, including the year in which the Required Distribution Date occurs, must be made by December 31 of each year. The amount distributed for each year shall equal or exceed the annuity value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

F. MINIMUM DISTRIBUTION REQUIREMENTS OF MULTIPLE IRAs

You or your Beneficiary may satisfy the minimum distribution requirements under IRC Section 408(b)(3) by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B.524, to satisfy the minimum distribution requirements described above.

Section 12 AMENDMENT AND DISCLAIMER
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A. AMENDMENT

We reserve the right to amend this contract in order to include any future changes relating to this contract's remaining qualified for treatment as an annuity contract under the following:

1.     The Code; and

2.     IRS rulings, regulations, and requirements.

B. DISCLAIMER

We shall be under no obligation for any of the following:

1. To determine whether a Purchase Payment, loan, distribution or transfer under the contact complies with the provisions, terms and conditions of each plan or with applicable law;

2. To administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984; or

3. For any tax penalties owed by any party resulting from failure to comply with the Code and IRS rulings, regulations, and requirements applicable to this contract.


Section 13 TERMINATION
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A. TERMINATION

This contract will end on the earliest of the following:

1.     When the entire Withdrawal Value is withdrawn on or before the Start
       Date; or

2. When the Contract Value is paid in a lump sum as the Death Benefit before the Start Date.

In addition, if:

1.     You have not made any Purchase Payments for a period of two full years;
       and

2. The guaranteed monthly benefit under the Life Annuity with payments for ten (10) years or twenty (20) years would be less than $20 per month when you reach age seventy-one (71), or at the beginning of Contract Year eleven (11), whichever is later;

then, we may terminate the contract by payment of the current Withdrawal Value. This payment may be made to you or, if you request, to another IRA.

                                     [LOGO]
                         NORTHERN LIFE INSURANCE COMPANY
                 P.O. Box 12530, Seattle, Washington 98111-4530


"We" are the Northern Life Insurance Company.

This Endorsement is a part of the contract to which it is attached.

"IRS Rules" are defined as the minimum distribution rules of Section 401(a)(9) and applicable regulations. IRC Section 401(a)(9) describes minimum distribution requirements for Contract Owners.

The following is added to the contract:

On the Required Distribution Date, we will waive the Withdrawal Charge on cash withdrawals made to comply with IRS Rules, subject to the following:

1. The maximum amount available for withdrawal within a twelve (12) month period without a Withdrawal Charge under all provisions of the contract, including this Endorsement, will not be less than the amount needed for this contract to comply with IRS Rules.

2. The waiver applies only to cash withdrawals needed for this contract to meet IRS Rules. If individuals with other contracts withdraw an amount needed for the combined contracts to meet IRS Rules, we will waive the Withdrawal Charge only on the amount needed for this contract to meet IRS Rules.

3. If IRS Rules change from those in effect on the date this Endorsement is made a part of this contract, we have the right to change or withdraw this Endorsement.

       We will calculate the cash withdrawal needed for this contract to meet IRS Rules. We guarantee the calculation will meet IRS Rules subject to the accuracy of the data given to us.

All other terms and conditions of this contract remain unchanged.

The Effective Date of this Endorsement is the Issue Date of this contract.

                                         /s/ Emily Davis

                                          Secretary



                      IRS MINIMUM DISTRIBUTION ENDORSEMENT

FLEXIBLE PREMIUM INDIVIDUAL DEFERRED
RETIREMENT
ANNUITY CONTRACT


                                              VARIABLE AND/OR FIXED ACCUMULATION
Nonparticipating                            VARIABLE AND/OR FIXED DOLLAR ANNUITY
PAYOUTS
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                                     NOTICE

To make Purchase Payments, please write or call us at:


                  Northern Life Insurance Company
                  P.O. Box 34148 FAB #11
                  Seattle, Washington 98124-1148
                  (800) 426-7050

To make a claim or exercise your rights under this contract, please write or call us at:

                  Northern Life Insurance Company
                  P.O. Box 12530
                  Seattle, Washington 98111-453077

Please include your contract number in all correspondence.


                                     [LOGO]
                         NORTHERN LIFE INSURANCE COMPANY
         A Stock Company * 1110 Third Avenue, Seattle, Washington 98101